BERTHEL FISHER
& COMPANY [Logo]
                            Investment Banking Agreement

Mr. Michael Dion                                            May 11, 2000
President
RContest.Com, Inc.
3190 N.E. Expressway
Suite 230
Atlanta, Georgia 30341

Mr. Dion:

In keeping with our recent conversations, Berthel Fisher & Company Financial Services, Inc. ("BFC") an Iowa Corporation, would be pleased to serve as Investment Banker to RContest.Com, Inc. (the "Company") in connection with the plan to secure on a best efforts basis a $250,000 bridge loan (the "Bridge Loan") and place on a best efforts basis 1,000,000 - 2,000,000 shares of the Company's common stock and warrants through an institutional offering (the "Offering"), together the Bridge Loan and the Offering are referred to as (the "Engagement"). The initial term of the Engagement shall be for three months on an exclusive basis, and the proposed terms are outlined below.

The Services of BFC

In its role as Investment Banker, BFC shall provide, the following services:

- Evaluate the Company's capital requirements for funding future growth and expansion;

- Assist in the structure of the securities to be offered;

- Analyze the impact of business decisions, policies, and practices on the value of the Company's securities;

- Bring business opportunities to the attention of the, Company and evaluate opportunities in general, whether or not such opportunities are (originated by BFC; and

- Evaluate the potential of an initial public offering for Executive Mansions.com and in the event that it is determined that an initial public

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Leasing                NASD Financial Services SIPC    Investment Banking
3500 Parkway Lane, Suite 415
Norcross, GA 30092
678-421-0058
678-421-0085 FAX
offering is wanted, BFC shall have first right of refusal to act as underwriter of said initial public offering.

Compensation

In connection with services to be provided, as outlined above, the Company shall pay t0 BFC fees in the following manner:

-BFC shall receive upon the execution of this agreement an investment-banking fee equal to 45,000 shares of restricted stock of the Company with standard piggyback registration rights.

-BFC shall receive an additional 45,000 shares of restricted common stock of the Company upon the completion of the Bridge Loan. (please see the Attached Addendum A for the terms of the financing)

- BFC shall receive a placement fee equal to 7.5% of the principal amount funded in the common stock offering at the time of the funding. (please see the attached Addendum B for the terms of the Offering) In addition, BFC shall receive a warrant to purchase shares of common stock of the Company equal to 80,000 shares per $1,000,000 raised at a strike price of $2 per common share, The Warrants shall be exercisable for a period of five years from the date of issue and when issued shall contain standard terms and conditions associated with Engagements of this type, including but not limited to standard piggyback registration rights.

- The Company shall be responsible for all of BFC's out of pocket expenses associated with the Engagement, however the expense are not to exceed $ 1,000 per month unless approved by the Company in advance.

Termination

Upon termination, if not previously paid, BFC shall be entitled to the compensation earned and all out-of-pocket expenses. In addition, the Company agrees that if BFC directly or indirectly introduces the Company, during the term of this agreement to any person(s) or entity that within one year from the date of this agreement, provides any equity or debt financing to the Company or any affiliate thereof, the Company shall pay the placement agent fee and warrants as stated in this agreement.

Notices

Except as otherwise specifically agreed, all notices and other communications made under this agreement shall be in writing and when delivered in person or by facsimile transmission, shall be deemed given on the same, day if delivered on a business day during normal business hours, or on the first business day following delivery in person or by facsimile outside normal business hours, or on the date indicated on the return receipt requested. All notices sent shall be sent to the representatives of the party to be notified at the addresses indicated respectively below, or at such other addresses as the parties to be notified may from time to time by like notice hereafter specify:

     If to the Company:          Mr. Michael Dion, President
                                 Rcontest.Com, Inc.
                                 3190 N.E. Expressway
                                 Suite 230
                                 Atlanta, GA 30341

     If to Berthel Fisher & Co.  Mr. Timothy Moody, Vice President
                                 Berthel Fisher & Company Financial
Services,Inc
                                 3500 Parkway Lane
                                 Suite 415
                                 Norcross, GA 30092

Indemnification and Contribution

Recognizing that transactions of the type contemplated by this Investment Banking Agreement sometimes result in litigation, and that BFC's role is limited solely to those services provided for herein, the Company agrees to indemnify BFC (and its directors, officers, shareholders, partners, agents, finders, employees, and controlling persons) to the fall extent permitted by law against any and all claims, losses and expenses as incurred (including all reasonable fees and disbursements of BFC and its counsel and all of BFC's and its counsel's reasonable travel and other out-of-pocket expenses) in connection with the investigation of and preparation for any such pending or threatened claims and any litigation or other proceeding arising therefrom (such fees, disbursements and expenses to be reimbursed quarterly as incurred) arising out of BFC's engagement hereunder.

If indemnification were for any reason not to be available with respect to any matter, the Company agrees to contribute to any settlement, loss or expenses so arising, in such proportion so that BFC is responsible for that portion represented by the percentage that BFC's cash fees hereunder bears to the total aggregate consideration payable in the proposed settlement for an action, suit, claim, loss or otherwise and the Company shall be responsible for the balance. The foregoing agreement shall be in addition to any rights that any indemnified party may have at common law or otherwise. However, BFC shall be solely responsible for any settlement attributable to direct misrepresentation, direct negligence or malfeasance by BFC.

In like manner, BFC shall indemnify the Company, and hold it harmless, from any and all loss, damage, liability or expense, including cost and reasonable attorney's fees, to which it may become subject, or which it may incur by reason of or in connection with any misrepresentations or misstatements of facts that BFC, or any of its representatives, may willfully make, knowing such statements to be false.

Representations and Warranties

All communication and information provided by the Company to BFC, whether written or oral, with respect to operations and profitability are true and accurate. BFC may rely on the accuracy thereof.

The financial statements of the Company together with the related schedules and notes as set forth in the Registration Statement or the Prospectus present fairly the financial position of the Company and the results of its operations and the changes in its financial position at the respective dates and for the respective periods for which they apply, such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied, throughout the periods indicated except as otherwise stated therein.

Except as may be reflected in or contemplated by the Registration Statement or the Prospectus, since the dates as of which information is given in the Registration Statement or the Prospectus, (I) there has not been any material adverse change in the condition, financial or otherwise, of the Company or in its business taken as a whole; (ii) there has not been any material transaction entered into by the Company other t5han transactions in the ordinary course of business; (iii) the Company has not incurred any material obligations, contingent or otherwise, which are not disclosed in the Prospectus; (iv) there has not been any change in the capital stock or long-term debt (except current payments) of the Company; and (v) the Company has not paid or declared any dividends or other distributions on its common stock,

The Company is not in default, which default has not been waived, in the performance of any obligation, agreement or condition contained in any debenture, note or other evidence of indebtedness or any debenture or loan agreement of the Company, Except with respect to such defaults which have been waived in writing or for which consents have been obtained in writing, the execution and delivery of this Agreement and the consummation of the transactions herein contemplated, and compliance with the terms of the, Agreement will not conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default under, the certificate of incorporation, as amended, or bylaws of the Company, any note, indenture, mortgage, dew of trust, or other agreement or instrument to which the Company is a party or by which it or any of its property is bound, or any existing law, order, rule, regulation, writ, injunction, or decree of any government, governmental instrumentality, agency or body, arbitration tribunal or court, domestic or foreign, having jurisdiction over the Company or its property.

The Company is duly incorporated and validly existing and is in good standing as a corporation under the laws of the state of Georgia with authorized and outstanding capital stock as set forth in the Registration Statement and the Prospectus, and with full corporate, power and the authority to own its property and conduct its business, present and proposed, as described in the Registration Statement and Prospectus, the Company has full corporate power and authority to enter into this Agreement, The Company is duty qualified and in good standing as a foreign corporation in each jurisdiction in which it owns or leases real property or transacts business requiring such qualification, except where the failure to so qualify or to be in good standing would not result in a material adverse effect on the Company.

The Stock and Stock Warrant have been duly and validly authorized and, when issued and delivered against payment therefore as described in the Agreement or in the Warrants as applicable, will be validly issued, fully paid and nonassessable. The Stock and Warrant Stock, upon issuance, will not be subject to the preemptive rights of any shareholders of the Company, The Warrants, when sold and delivered, will constitute valid and binding obligations of the Company enforceable against it in accordance with the terms thereof A sufficient number of shares of common stock have been reserved for issuance upon exercise of the Warrants. The Stock and Warrants conform to all statements with regard thereto in the Registration Statement and Prospectus.

Confidentiality

In connection with the Engagement, BFC shall have access to confidential materials of the Company. BFC, its shareholders, employees and agents shall keep all such information strictly confidential in whatever form so received, and shall execute a confidentiality agreement if so requested by the Company, and BFC agrees that the Company shall be entitled to equitable and injunctive relief including damages in the event 13FC breached any of its confidentiality obligations to the Company.

If the foregoing correctly sets forth our entire understanding, please sign and return the enclosed copy of this Agreement.

                       Very truly yours,

                       Berthel Fisher & Company Financial Services, Inc.

                                /s/ Timothy Moody

                                Timothy C. Moody
                                Vice President

AGREED AND ACCEPTED THIS 11th DAY OF May, 2000

Rcontest.Com, Inc.

By: /s/ Michael Dion
    Michael Dion, President

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                                   ADDENDUM A

Type:            Rcontest.Com, Inc. Bridge Loan Financing

Amount:          $250,000

Coupon:          12% per annum

Structure:       The note, including principal and accrued interest will
repaid within six months of the funding. The lender will also receive 75,000 shares of restricted common stock to be issued at the closing.

Default:         If the entire proceeds are not paid within six months of
closing then the lender will have the option to convert the note into an additional 500,000 shares or restricted stock.

Timing:          Expected to close within thirty days of the date of this
agreement, funding will be done by BFC on a best efforts basis.

Compensation:    45,000 shares of restricted stock to be issued at the
closing.

Agreed and Accepted this 11th day of May, 2000 by:

/s/ Michael Dion                /s/ Timothy Moody
Michael Dion, President         Timothy Moody, Vice President

                                ADDENDUM B

Type:                Rcontest.Com, Inc. Common Stock Unit Offering

Amount:              $2-4,000,000 Mini-Max

Price:               $2.00 per unit

Structure:           Each unit will consist of one share of common stock
of the Company and one warrant to purchase the common stock of the Company at $2.00 per share. The warrants are non-callable and expire five years from the closing of the offering.
Registration Rights: The Company will issue to investors at the closing one registered share for each unit purchased. The Company agrees to file a new registration agreement within 120 days to include all warrants resulting from the unit Offering.

Timing:              Expected to close within 30 days of the date
effective registration of the current SB-2 filing. Funding will be done by BFC on a best efforts basis.

Compensation:        7.5% of the proceeds to be paid at the closing and
the warrants as stated in the investment banking agreement.

Agreed and Accepted this 11th day of May, 2000 by:


/s/ Michael Dion,               /s/ Timothy Moody
Michael Dion, President         Timothy Moody, Vice President